Exhibit 8.1

[S&C Letterhead]

March 3, 2017

Forest City Realty Trust, Inc.,

        Terminal Tower, 50 Public Square, Suite 1100,

                Cleveland, Ohio 44113.

Dear Sirs:

We have acted as your United States federal income tax counsel in connection with the transactions contemplated by the Reclassification Agreement (the “Agreement”), dated December 5, 2016, between Forest City Realty Trust, Inc., a Maryland corporation (“Forest City REIT”) and RMS, Limited Partnership (such transactions, the “Reclassification”). At your request, and in connection with the filing of the Registration Statement on Form S-4, filed by Forest City REIT on the date hereof (the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax matters.

In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied, without independent investigation, as to certain factual matters upon the statements and representations contained in a certificate provided to us by Forest City REIT, dated as of the date hereof (collectively, the “Certificate”).

In rendering this opinion, we have also assumed, with your approval, that (i) the statements and representations made in the Certificate are true, correct and complete, (ii) any and all obligations imposed by the Agreement and any other documents we have reviewed have been or will be performed or satisfied in accordance with their terms, (iii) the Reclassification will be consummated pursuant to and in accordance with the terms of the Agreement and in the manner described therein and as described in the Registration Statement, and (iv) the Certificate has been executed by appropriate and authorized officers.

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that the Recapitalization will qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code.

This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP